March 3, 2016 Exhibit 99.1

TransEnterix, Inc. Reports Operating Results for the Fourth Quarter and Full Year 2015

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the fourth quarter and full year 2015.

Full Year 2015 Operating Highlights
• Completed Acquisition of the ALF-X® System from SOFAR S.p.A.

• Submitted 510(k) Application to the FDA for the SurgiBot™ System

• Raised $58.3 Million in Net Proceeds from Equity and Debt Transactions

• Strengthened Global Leadership Team with the Appointment of Senior Executives

“2015 was a transformative year for TransEnterix, as we are now positioned as a global surgical robotics company. In 2016, our focus will shift from product development to commercial execution,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We will continue building the infrastructure to support the commercialization of the ALF-X in multiple countries that accept CE Mark, and we remain focused on achieving FDA clearance for the SurgiBot by the end of March, 2016, and preparing for a U.S. commercial launch.”

Financial Highlights
For the three months ended December 31, 2015, the Company reported research and development expenses of $8.6 million, sales and marketing expenses of $1.7 million, general and administrative expenses of $2.2 million, amortization of intangible assets of $1.6 million, and acquisition related costs of $0.2 million. Operating expenses were primarily associated with the commercialization of the ALF-X and the development of the SurgiBot.

For the full year ended December 31, 2015, the Company reported research and development expenses of $29.7 million, sales and marketing expenses of $2.9 million, general and administrative expenses of $7.8 million, amortization of intangible assets of $2.2 million, and acquisition related costs of $4.2 million. Operating expenses were primarily associated with the acquisition of the ALF-X and the development of the SurgiBot.

ALF-X Business Update
In the fourth quarter, the Company completed integration of the Surgical Robotics Division of SOFAR S.p.A. The commercialization team for the ALF-X was significantly expanded and now is comprised of 10 employees. The Company initiated digital marketing campaigns targeted at surgeons and hospital administrators across Europe and the Middle East. The Company participated in seven medical symposia, including four where the ALF-X was on-site for surgeon demonstrations. In addition, sales activities were commenced in targeted markets in Europe.

2016 Priorities and Expectations
During 2016, the Company will continue to expand its sales and service infrastructure for the ALF-X System in Europe and the Middle East. Following SurgiBot FDA clearance, the Company intends to expand its U.S. sales and service infrastructure, develop training sites and work with key opinion leaders to gain clinical experience on SurgiBot. The Company plans to submit a 510(K) application to the FDA for the ALF-X system in the fourth quarter of 2016 and capitalize on the U.S. market opportunity in 2017 with a dual-platform portfolio.

Cash Outlook
The Company had cash and cash equivalents of approximately $38.4 million as of December 31, 2015, and approximately $47.1 million as of February 29, 2016. The Company expects its existing cash and cash equivalents to fund operations through the end of 2016. Pursuant to the disclosure requirements of the NYSE MKT Company Guide Section 610(b), the Company is reporting that its audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission expected to be filed on or about March 3, 2016, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern.

Conference Call
TransEnterix, Inc. will host a conference call on Thursday, March 3, 2016 at 4:30 PM ET to discuss its fourth quarter and full year 2015 operating and financial results. To listen to the conference call on your telephone, please dial (888) 505-4369 for domestic callers or (719) 457-0820 for international callers approximately ten minutes prior to the start time. Management will refer to a presentation that is available for download on the Company’s website. To download the presentation or to access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the development and commercialization of the SurgiBot System, a single-port, robotically enhanced laparoscopic surgical platform, and the commercialization of the ALF-X, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye tracking camera control. The SurgiBot System is not yet available for sale in any market. The ALF-X has been granted a CE Mark but is not available for sale in the US. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release includes statements relating to initial fourth quarter and full year 2015 results and the SurgiBot System, the ALF-X® System and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations, including whether we will achieve clearance for the SurgiBot System from the FDA and prepare for a U.S. launch; whether we will be able to successfully commercialize the SurgiBot System and the ALF-X System, and whether the Company’s existing cash and cash equivalents will fund operations through 2016. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Westwicke Partners
Mark Klausner, 443-213-0501
invest@transenterix.com
or
Media Contact:
TransEnterix, Inc.
Mohan Nathan, 919-917-6559
mnathan@transenterix.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014

Sales	$—	$134	$—	$401
Operating Expenses
Cost of goods sold	—	435	—	1,095
Research and development	8,558	5,984	29,669	27,944
Sales and marketing	1,694	404	2,855	1,727
General and administrative	2,224	985	7,831	5,741
Amortization of intangible assets	1,596	126	2,185	503
Change in fair value of contingent consideration	(400)	—	(400)	—
Acquisition related costs	228	—	4,231	—

Total Operating Expenses	13,900	7,934	46,371	37,010

Operating Loss	(13,900)	(7,800)	(46,371)	(36,609)

Other Expense
Interest expense, net	(604)	(279)	(1,601)	(1,043)

Total Other Expense, net	(604)	(279)	(1,601)	(1,043)

Loss before income taxes	$(14,504)	$(8,079)	$(47,972)	$(37,652)
Income tax benefit	925	—	1,024	—

Net loss	$(13,579)	$(8,079)	$(46,948)	$(37,652)
Other comprehensive loss
Foreign currency translation loss	$(2,737)	$—	$(3,166)	$—

Comprehensive loss	$(16,316)	$(8,079)	$(50,114)	$(37,652)

Net loss per share — basic and diluted	$(0.13)	$(0.13)	$(0.59)	$(0.64)

Weighted average common shares outstanding — basic and diluted	100,145	63,171	79,628	58,714

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

(unaudited)

			Year Ended
		December 31,
	2015		2014
Assets
Current Assets
Cash and cash equivalents		$38,449		$34,766
Accounts receivable, net		76		133
Inventories		3,923		—
Interest receivable		6		1
Other current assets		6,689		740

Total Current Assets		49,143		35,640

Inventories		709		—
Restricted cash		—		250
Property and equipment, net		4,408		3,120
Intellectual property, net		46,898		2,241
In-process research and development		16,511		—
Goodwill		130,869		93,842
Other long term assets		64		18

Total Assets	$	248,602	$	135,111

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable		$4,450		$1,768
Accrued expenses		7,395		1,769
Contingent consideration – current portion		12,500		—
Notes payable — current portion		6,727		610

Total Current Liabilities		31,072		4,147
Long Term Liabilities
Contingent consideration – less current portion		11,000		—
Net deferred tax liabilities		16,263		—
Notes payable — less current portion, net of debt discount		12,990		9,175

Total Liabilities		71,325		13,322
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2015 and 2014; 100,180,872 and 63,182,806 shares issued at December 31, 2015 and December 31, 2014, respectively; and 100,149,453 and 63,182,806 shares outstanding at December 31, 2015 and December 31, 2014, respectively		100		63
Additional paid-in capital		363,280		257,642
Accumulated deficit		(182,864)		(135,916)
Treasury stock at cost, 31,419 and 0 shares at December 31, 2015 and December 31, 2014, respectively		(73)		—
Accumulated other comprehensive loss		(3,166)		—

Total Stockholders’ Equity		177,277		121,789

Total Liabilities and Stockholders’ Equity	$	248,602	$	135,111

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

		Year Ended
	December 31,
	2015		2014
Operating Activities
Net loss		$(46,948)		$(37,652)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation		1,248		807
Amortization of intangible assets		2,185		503
Amortization of debt discount and debt issuance costs		142		83
Stock-based compensation		3,311		1,840
Loss on disposal of property and equipment		34		86
Deferred tax benefit		(1,024)		—
Change in fair value of contingent consideration		(400)		—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable		133		55
Interest receivable		(5)		67
Inventories		(1,928)		701
Other current and long term assets		(1,974)		(170)
Restricted cash		250		125
Accounts payable		1,096		(36)
Accrued expenses		5,371		363

Net cash and cash equivalents used in operating activities		(38,509)		(33,228)

Investing Activities
Proceeds from sale and maturities of investments		—		6,191
Proceeds from sale of property and equipment		—		25
Payments for acquisition of a business		(25,000)		—
Purchase of property and equipment		(1,234)		(2,174)

Net cash and cash equivalents (used in) provided by investing activities		(26,234)		4,042

Financing Activities
Payment of debt		—		(2,877)
Proceeds from issuance of common stock, net of issuance costs		58,331		52,433
Proceeds from issuance of debt, net of debt discount		9,887		4,291
Taxes paid related to net share settlement of vesting of restricted stock units		(73)		—
Proceeds from exercise of stock options and warrants		259		91

Net cash and cash equivalents provided by financing activities		68,404		53,938

Effect of exchange rate changes on cash and cash equivalents		22		—

Net increase in cash and cash equivalents		3,683		24,752
Cash and Cash Equivalents, beginning of period		34,766		10,014

Cash and Cash Equivalents, end of period	$	38,449	$	34,766

Supplemental Disclosure for Cash Flow Information
Interest paid		$973		$904
Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of common stock warrants		$97		$54
Contingent consideration related to acquisition		$23,900	$	—
Issuance of common stock related to acquisition		$43,677	$	—